                                                                 Exhibit 99.3.1

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF
                              CFW COMMUNICATIONS

   You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of CFW Communications" and our consolidated financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

  We have set forth below selected historical consolidated financial data:

  . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from our audited consolidated financial statements and notes thereto, which have been audited by McGladrey & Pullen, LLP; and

  . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from our unaudited condensed consolidated financial statements and notes thereto, which, in the opinion of our management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                                              Three Months
                                    Year Ended December 31,                  Ended March 31,
                          ------------------------------------------------  ------------------
                            1995      1996      1997      1998      1999      1999      2000
                          --------  --------  --------  --------  --------  --------  --------
                            (in thousands, except ratio data and operating activities)
                                                                               (unaudited)
Statement of Operations:
 Operating revenues:
 Wireline
  communications........  $ 29,196  $ 32,480  $ 34,495  $ 37,597  $ 44,110  $  9,802  $ 13,875
 Wireless
  communications........     8,427    10,894    13,434    17,624    21,692     5,049     5,880
 Directory assistance...     4,706     6,400    10,533    12,949    12,104     2,874     3,332
 Other communications
  services..............     1,836     2,103     2,267     2,942     4,028     1,044       856
                          --------  --------  --------  --------  --------  --------  --------
  Total operating
   revenues.............    44,165    51,877    60,729    71,112    81,934    18,769    23,943
                          --------  --------  --------  --------  --------  --------  --------
 Operating expenses:
 Cost of sales..........     1,075     1,929     1,719     4,426     8,143     1,752     2,367
 Maintenance and
  support...............     8,392     9,528     9,660    10,837    16,609     3,296     5,877
 Depreciation and
  amortization..........     6,438     8,410     9,196    10,504    12,623     2,811     3,706
 Asset impairment
  charge................       --        --        --        --      3,951       --        --
 Customer operations....     9,275    11,156    14,283    16,223    19,870     4,567     5,361
 Corporate operations...     5,563     5,439     6,459     6,496     7,216     1,650     2,359
                          --------  --------  --------  --------  --------  --------  --------
  Total operating
   expenses.............    30,743    36,462    41,317    48,486    68,412    14,076    19,670
                          --------  --------  --------  --------  --------  --------  --------
Operating income........    13,422    15,415    19,412    22,626    13,522     4,693     4,273
 Other income
  (expenses):
 Other expenses,
  principally interest..    (1,269)     (686)     (855)     (623)     (905)     (212)     (482)
 Equity loss from PCS
  investees:
 VA PCS Alliance........       --        --       (834)   (5,075)   (5,436)   (1,359)   (1,523)
 WV PCS Alliance........       --        --        --     (1,391)   (5,929)     (972)   (2,144)
 Equity income from
  other wireless
  investees.............       840       450        74       198       179        53        42
 Loss on write-down of
  investment............       --        --     (2,808)   (1,010)      --        --        --
 Gain on sale of tower
  asset and
  investments...........       927       --      5,077       --      8,318       --        --
                          --------  --------  --------  --------  --------  --------  --------
                            13,920    15,179    20,066    14,725     9,749     2,203       166
Income taxes............     5,006     5,162     7,398     5,639     2,868       774        44
                          --------  --------  --------  --------  --------  --------  --------
Income before minority
 interests..............     8,914    10,017    12,668     9,086     6,881     1,429       122
Minority interests......      (420)     (467)     (447)     (578)     (388)      (89)      (74)
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $  8,494  $  9,550  $ 12,221  $  8,508  $  6,493  $  1,340  $     48
                          ========  ========  ========  ========  ========  ========  ========
Balance Sheet Data (at
 period end):
 Cash and cash
  equivalents...........  $  5,265  $  3,004  $  1,224  $     43  $    199  $     42  $    311
 Securities and
  investments...........    29,472    20,597    16,874    10,981    39,109    16,449    36,949
 Property, plant and
  equipment, net........    81,093    90,034    95,671   103,662   125,881   109,908   129,148
 Total assets...........   143,251   142,400   147,743   154,334   218,002   167,438   220,609
 Long-term debt.........    20,000    24,000    24,606    19,774    37,685    28,593    44,362
 Shareholders' equity...    89,242    86,002    90,456    93,410   116,184    94,910   112,704
Other Financial Data:
 EBITDA.................    19,859    23,825    28,608    33,130    30,096     7,504     7,979
 Cash flow provided by
  (used in):
 Operating activities...    13,014    19,338    18,481    33,495    31,547     6,260     5,712
 Investing activities...    (9,093)  (20,359)  (13,953)  (24,292)  (42,843)  (13,659)  (11,157)
 Financing activities...    (7,215)   (1,240)   (6,307)  (10,385)   11,452     7,398     5,558
 Ratio of earnings to
  fixed charges.........       6.9x      7.8x      7.7x      7.9x      7.0x      7.6x      4.6x
Operating Statistics (at
 period end):
 PCS subscribers........       --        --        --     12,970    43,299    19,100    54,275
 Internet subscribers...       --        --      4,114     7,450    45,212    10,518    54,100
 CLEC access lines
  installed.............       --        --        --        428     5,336       910     8,934
 ILEC access lines
  installed.............    32,893    34,106    35,576    36,746    37,924    37,103    38,254

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                              CFW COMMUNICATIONS

  The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data of CFW Communications" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Our actual results may differ significantly from the results suggested by these forward-looking statements for the reasons set forth in this document.

  We are significantly expanding the scope of the geographic markets that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. We are currently in the process of:

  . acquiring the wireless licenses, assets and operations of Richmond-
    Norfolk PCS;

  . merging with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which will give us a controlling interest in the Virginia Alliance and the West Virginia Alliance;

  . acquiring certain PCS licenses currently owned by AT&T that will add 2.5 million POPs in certain markets in Pennsylvania; and

  . disposing of our wireless analog operations, directory assistance operations and communications tower sites.

  Historically, we have derived much of our revenues and EBITDA from our ILEC. Additionally, for 1999, our network operations and wireless operations generated positive EBITDA and our Internet operations were EBITDA positive for the fourth quarter of 1999 and the first quarter of 2000. For the year ended December 31, 1999 and the three months ended March 31, 2000, our EBITDA was $30.1 million and $8.0 million, respectively. After giving effect to the Transactions, our EBITDA would have been $.2 million and negative $.6 million, respectively. As a result of our increasing focus on and growth in digital PCS, Internet access and CLEC services, we expect an increasing portion of our operating revenues and EBITDA to be generated by businesses other than our ILEC operations. These newer businesses have generated lower or negative EBITDA and operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings. As we expand our markets, start-up and acquire new businesses and introduce new products, we expect to continue to generate lower or negative EBITDA and operating margins.

  The Transactions will have a significant ongoing impact on our results of operations and our liquidity. Richmond-Norfolk PCS and the Alliances each have generated operating losses and negative cash flows from operations since inception. Although R&B Communications has generated operating income and positive cash flows from operations, the Transactions as a whole will substantially decrease our operating income and cash flows from operations over the near term. During the second half of 2000, we expect to generate negative EBITDA and significant operating losses as a result of depreciation, amortization and transaction costs. The Transactions will also substantially increase our interest expense and our discretionary capital expenditures.

  Upon completion of the Transactions, we expect to recognize between $10 million and $12 million in financing related, non-recurring charges. These charges include bridge financing commitment fees, cash payments and the value of warrants issued for bridge financing commitments and prepayment premiums associated with refinancing the indebtedness of the Alliances.

  In connection with the Transactions, we expect to record goodwill and PCS license values in the range of $520 million to $540 million, in the aggregate, which will be amortized over 20 years and 40 years, respectively. Upon completion of an appraisal to support the purchase price allocations, these amounts will be reallocated to the appropriate tangible and intangible asset categories and amortized over their respective lives. Additionally, debt associated with the Transactions and debt to support capital expansion plans and operating and interest costs over the next 18 months will result in total debt of between approximately $600 million and $650 million. These higher debt levels, coupled with an anticipated increase in our blended interest rate, will result in interest costs of between approximately $74 million and $80 million on an annualized basis. In addition to the Transactions, we are disposing of our directory assistance business and our RSA 6 analog cellular business. We expect after-tax gains from sales of these businesses to be approximately $57 million in 2000. Operating results and financial condition which give effect to the Transactions are included elsewhere in this document.

  Price reductions have occurred in most segments of the communications industry and we expect this to continue. As noted above, this trend affects our ability to maintain EBITDA margins experienced historically. Often, these pricing pressures result in rate plans with more minutes and lower per minute rates.

  We have also included in this document selected financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Richmond-Norfolk PCS and R&B Communications. We have included the same information for the Virginia Alliance and the West Virginia Alliance, both of which will be consolidated in our financial statements after our merger with R&B Communications. Historically, the Alliances were accounted for under the equity method of accounting. Percentage calculations presented in each entity's "Management's Discussion and Analysis of Financial Condition and Results of Operations" have been calculated based upon actual, not rounded, results.

Overview

  We are a leading regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. We own our own digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end-to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of March 31, 2000, after giving effect to the Transactions, we had approximately 140,700 wireless subscribers and approximately 63,800 installed ILEC and CLEC access lines.

  Revenues

  Our revenues are generated from the following categories:

  . wireless communications, including cellular, paging, voice mail and wireless cable, which consists primarily of video services;

  . wireline communications, including telephone revenues, fiber optic network usage for our carrier's carrier services, Internet, CLEC, long distance and wireline cable revenues generated from cable television;

  . directory assistance revenues from providing directory listings for customers seeking telephone numbers in the mid-Atlantic states; and

  . other communications services revenues, including revenues from our sale and lease of communications equipment and security alarm monitoring and installation and rental of property and equipment, primarily to the Alliances.

  Operating Expenses

  Our operating expenses are generally grouped in the following categories:

  . cost of sales, which represents our cost of purchasing PCS handsets. We sell these to our customers at a price below our cost. Previously, we offset this discount against our revenues. Prior periods have been conformed to the current presentation.

  . maintenance and support expenses, including costs related to specific property and equipment, and charges for using other carriers' networks, tower rental expenses, and repair and maintenance expenses, as well as indirect costs such as engineering and general administration of property and equipment;

  . depreciation and amortization, including amortization of goodwill from acquired assets and capital outlays to support continued business expansion;

  . asset impairment charges, if applicable;

  . customer operations expenses, including marketing, product management, product advertising, sales, publication of a regional telephone directory, customer services and directory services; and

  . corporate operations expenses, including taxes other than income, executive, accounting, legal, purchasing, information management, human resources and other general and administrative expenses.

  Other Income (Expenses)

  Our other income (expenses) are generated (incurred) from interest income and expense, dividend income, equity income from our 22% limited partnership interest in RSA 5, equity income or loss from the Virginia Alliance and West Virginia Alliance, gain on sale of investments and assets and loss on write-down of investments. Our income statements refer to RSA 5 as the "other wireless investees" and to the Alliances as the "PCS investees."

  Income Taxes

  Our income tax liability and effective tax rate increases or decreases based upon changes in a number of factors, including our pre-tax income or loss, losses sustained by the Alliances, net operating losses and related carryforwards, alternative minimum tax credit carryforwards, gain or loss on the sale of assets and investments, write-down of assets and investments, non-deductible amortization, tax and employment credits, and charitable contributions and other tax deductible amounts.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
1999

  Overview

  EBITDA increased $.5 million, or 7%, from $7.5 million for the three months ended March 31, 1999 to $8.0 million for the three months ended March 31, 2000. Operating income decreased $.4 million, or 9%, from $4.7 million for the three months ended March 31, 1999 to $4.3 million for the three months ended March 31, 2000.

  These results reflect customer growth from our CLEC, Internet and RSA 6 analog and digital operations, with customers from these services totaling 93,900 as of March 31, 2000, a 55,900, or 147%, customer increase from March 31, 1999. This growth came from internal growth and expansion throughout our markets in PCS, Internet and CLEC and from Internet acquisitions. EBITDA increased due to improved cash flow from Internet and directory assistance partially offset by CLEC start-up losses, which were significant in our new West Virginia markets. Operating income decreased from the prior year's comparable quarter due to higher levels of depreciation and amortization generated from Internet acquisitions and from capital investments in our growth businesses and underlying supporting infrastructure.

  Net income for the three months ended March 31, 2000 was $.05 million, which included a $3.7 million loss, $1.9 million loss after-tax, relating to our equity share of losses from our investments in the Alliances, which provide PCS service throughout our Virginia and West Virginia marketplace.

  Net income for the three months ended March 31, 1999 was $1.3 million, which included a $2.3 million loss, $1.4 million loss after-tax, relating to our share of losses from our investments in the Alliances.

  Operating Revenues

  Operating revenues increased $4.6 million, or 27%, from $17.0 million for the three months ended March 31, 1999 to $21.6 million for the three months ended March 31, 2000.

  Wireless Communications Revenues. Wireless communications revenues increased $.9 million, or 18%, from $5.0 million for the three months ended March 31, 1999 to $5.9 million for the three months ended March 31, 2000.

  . Digital and Analog Cellular, Paging and Voicemail Revenue. Revenues for digital and analog cellular, paging, and voicemail increased $.9 million, or 21%, from $4.4 million for the three months ended March 31, 1999 to $5.2 million for the three months ended March 31, 2000. The increase was primarily attributable to customer growth. We had 46,600 combined digital, analog cellular and paging customers as of March 31, 2000, which represented a 14% growth in the number of wireless customers from the comparable quarter of 1999. Average revenue per subscriber, or ARPU, calculated on the total of access, airtime and toll revenues, increased slightly from $29.07 for the three months ended March 31, 1999 to $29.56 for the period ended March 31, 2000, due to a growing percentage of digital PCS subscribers as compared to analog subscribers. Our ARPU is approximately 25% below Virginia Alliance ARPUs because we have analog subscribers, which have lower ARPUs. Access, airtime and roaming revenues increased $.7 million consistent with customer growth. Miscellaneous revenue, including directory assistance charges, handset insurance revenue and late fees, increased $.2 million.

  . Wireless Cable Revenues. Wireless cable revenues have remained constant for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999 due to the refocusing of our marketing efforts on higher growth PCS, CLEC and Internet businesses.

  Wireline Communications Revenues. Wireline communications revenues increased $4.1 million, or 42%, from $9.8 million for the three months ended March 31, 1999 to $13.9 million for the three months ended March 31, 2000.

  . Telephone Revenues. Telephone revenues, which include local service, access and toll services, directory advertising and advanced calling feature revenues increased $.3 million, or 3% from $7.7 million for the three months ended March 31, 1999 to $8.0 million for the three months ended March 31, 2000. The increase was due to an increase in access minutes of 13% and in access lines of 3%.

  . Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage for carrier's carrier services and CLEC operations increased $.8 million, or 69%, from $1.2 million for the three months ended March 31, 1999 to $2.0 million for the three months ended March 31, 2000. This increase was primarily due to a $.9 million increase in CLEC revenues offset by a $.1 million decrease in long-haul revenues as a result of price decreases. Our CLEC operations recognized reciprocal compensation of approximately $.6 million in 1999 and had a net receivable for reciprocal compensation as of March 31, 2000 of $.3 million. As of March 31, 2000, CLEC installed access lines totaled 8,900, an increase of 8,000 lines from March 31, 1999.

  . Internet Revenues. Revenues from Internet services increased $3.0 million, or 592%, from $.5 million for the three months ended March 31, 1999 to $3.5 million for the three months ended March 31, 2000. This revenue growth was attributable to acquisitions and internal customer growth. This growth in Internet services comprised the largest single component of wireline revenue growth in the three months ended March 31, 2000 as Internet and DSL customers grew to 54,400 as of March 31, 2000, an increase of 43,900 customers from March 31, 1999. Internet customer growth from acquisitions accounted for 33,500 of this total, and 10,400 was from internal growth.

  . Wireline Cable Revenues. Wireline cable revenues remained constant for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999 due to a decrease in the level of resources deployed to support these operations.

  Directory Assistance Revenues. Directory assistance revenues increased $.4 million, or 14%, from $2.9 million for the three months ended March 31, 1999 to $3.3 million for the three months ended March 31, 2000. Total call volumes decreased over the same period by 20% due to the impact of competitors' national directory assistance plans. Total revenues increased despite this call volume decline due to a greater mix of higher priced national directory assistance calls. Additionally, we entered into a new contract with AT&T in early 2000 which included higher pricing for the traditional directory assistance services. We have agreed to sell our directory assistance business to telegate AG pursuant to a stock purchase agreement dated May 17, 2000. Upon completion of this sale, we will cease generating directory assistance revenues.

  Other Communications Services Revenues. Other communications services revenues decreased $.2 million, or 18%, from $1.1 million for the three months ended March 31, 1999 to $.9 million for the three months ended March 31, 2000. Revenues from phone systems sales and services decreased $.2 million due to a shift in marketing and sales efforts to our core businesses. Our revenues from rentals, primarily for company owned assets, which are being used by the Alliances, remained unchanged.

  Operating Expenses

  Total operating expenses increased $5.6 million, or 40%, from $14.1 million for the three months ended March 31, 1999 to $19.7 million for the three month period ended March 31, 2000. This increase was attributable to a $4.9 million increase in the operating expenses of the wireline businesses. Wireless businesses, directory assistance and other communication services increased by a total of $.7 million. Within the wireline business, Internet and network comprised $3.2 million and $1.4 million, respectively, of the total increase. Approximately $2.9 million of the Internet increase came from operations acquired after the first quarter of 1999. Additionally, the fiber optic network and CLEC operating expenses increased as a result of operating expenses associated with increased fiber build-out and start-up costs, such as higher network access charges, repair and maintenance costs, and engineering and operations support, associated with launching or preparing to launch CLEC operations in new Virginia and West Virginia markets.

  Cost of Sales. Cost of sales increased $.6 million, or 35%, from $1.8 million for the three months ended March 31, 1999 to $2.4 million for the three months ended March 31, 2000. The access related costs increased $.5 million due to the significant increase in the related subscriber base. The remaining $.1 million increased due to the increase in equipment cost of sales.

  Maintenance and Support Expense. Maintenance and support expense increased $2.6 million, or 79%, from $3.3 million for the three months ended March 31, 1999 to $5.9 million for the three months ended March 31, 2000. This increase was primarily attributable to a $1.8 million increase in expenses from Internet acquisitions, most of which occurred in the second half of 1999. Additionally, the increase was due to a $.7 million increase resulting from CLEC rollout and engineering and operations support growth. Tower leasing costs are expected to increase in future periods as a result of selling towers owned by us and the Alliances in March and April 2000. In addition, upon completion of the Transactions, we expect our tower rental expenses to further increase after the planned disposition of towers obtained in the Transactions.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased $.9 million, or 32%, from $2.8 million for the three months ended March 31, 1999 to $3.7 million for the three months ended March 31, 2000. This increase was due to an increase in our property and equipment of approximately 19%, from $153 million as of March 31, 1999 to $182 million as of March 31, 2000. In addition, goodwill from Internet acquisitions increased by $12.5 million, from $14.3 million as of March 31, 1999 to $26.8 million as of March 31, 2000. Depreciation and amortization as a percent of the related assets increased from 1.7% for three months ended March 31, 1999 to 1.8% for the three months ended March 31, 2000. This increase was due to a shift in the composition of the asset base to network plant and equipment which carry shorter average lives and due to the goodwill from Internet acquisitions occurring in 1999 and 2000, which are amortized over 10 years. As a result of our recent sale of 151 cell towers, we expect a decrease in our depreciation expenses. As a result of the Transactions, we expect our amortization of goodwill to increase significantly in the future.

  Customer Operations Expense. Customer operations expense increased $.8 million, or 17%, from $4.6 million for the three months ended March 31, 1999 to $5.4 million for the three months ended March 31, 2000. Internet operations increased $.7 million, which included $.3 million from acquisitions, and the network and CLEC operations increased $.4 million. The growth in this area relates primarily to marketing and sales activities and customer care operations growth associated with the related revenue growth. These increases were partially offset by a decrease in directory assistance customer operations expense of $.2 million. This decreased due to the lower call volume and the absence of start-up costs incurred in the three months ended March 31, 1999 associated with the national database services and the Winchester, Virginia call center which was opened in the second quarter of 1999.

  Corporate Operations Expense. Corporate operations expense increased $.7 million, or 41%, from $1.7 million for the three months ended March 31, 1999 to $2.4 million for the three months ended March 31, 2000. Of this increase, $.3 million related to acquired Internet operations and the remaining $.4 million represented growth in the corporate infrastructure associated with the significant customer growth and our geographic expansion.

  Other Income (Expenses)

  Total other income (expenses), which was a net expense in the three month periods ended March 31, 1999 and 2000, increased $1.6 million, or 65%, from $2.5 million for the three months ended March 31, 1999 to $4.1 million for the three months ended March 31, 2000.

  Other expenses, principally interest, increased $.3 million, or 150%, from $.2 million for the three months ended March 31, 1999 to $.5 million for the three months ended March 31, 2000. The increase in interest expense is due to additional borrowings under our lines of credit of $15.8 million. As a result of the Transactions, we expect our interest expense to significantly increase in the future.

  Our share of losses from the Virginia Alliance increased $.1 million, or 7%, from $1.4 million for the three months ended March 31, 1999 to $1.5 million for the three months ended March 31, 2000. Our share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998 and expanded significantly in the second quarter of 1999, increased $1.1 million, or 110%, from $1.0 million for the three months ended March 31, 1999 to $2.1 million for the three months ended March 31, 2000.

  Combined customer growth for the Alliances during the three months ended March 31, 2000 totaled 11,000 customers. This compares to combined customer growth in the three months ended March 31, 1999 of 6,200 customers. Equity income from RSA 5 was not material for the three months ended March 31, 1999 and 2000. Further information concerning the Alliances is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective Alliance. After completion of our merger with R&B Communications, the Alliances will be accounted for on a consolidated basis.

  Income Taxes

  Income taxes decreased $.7 million, or 88%, from $.8 million for the three months ended March 31, 1999 to $.04 million for the three months ended March 31, 2000. This increase was due to the difference in the pre-tax income for the comparable periods. Additionally, the effective rate changed from 37% for the three months ended March 31, 1999 to 48% for the three months ended March 31, 2000. The higher effective tax rate results from non-deductible goodwill from 1999 Internet acquisitions being added back to income for income tax purposes.

1999 Compared to 1998

  Overview

  EBITDA decreased $3.0 million, or 9%, from $33.1 million in 1998 to $30.1 million in 1999. Operating income decreased $9.1 million, or 40%, from $22.6 million in 1998 to $13.5 million in 1999.

  The total number of customers from our higher growth segments increased more than four times. The combined digital PCS customers within our RSA 6 service area, Internet customers, and CLEC customers increased from 12,200 to 64,500 for the years ending 1998 and 1999, respectively. EBITDA decreased from the prior year due to start-up costs associated with expansion into new markets and new service offerings. In addition to such costs relating to internal growth, increased depreciation and amortization from acquisition activity further lowered operating income in 1999. Also, we recognized a $4.0 million asset impairment charge in 1999. Finally, 1999 directory assistance call volume declines coupled with start-up costs associated with the roll-out of national directory products resulted in a decline in operating cash flow and operating income from directory assistance of $1.5 million and $1.8 million, respectively, from that of the prior year.

  Net income for 1999 was $6.5 million, which included non-recurring items totaling $8.3 million, $5.2 million after tax, of gains from the sale of our investment in American Telecasting, Inc, or ATEL, and a tower sale and a $4.0 million, $1.5 million after tax, asset impairment charge. This charge related to a $1.3 million write-off of our prior billing software and a $2.7 million charge related to certain wireless analog cable equipment.

  Net income for 1998 was $8.5 million, including a non-recurring charge of $1.0 million, $.6 million after tax, loss on the write-down of our investment in ATEL and equity losses from the Alliances of $6.5 million, $4.0 million after tax.

  Operating Revenues

  Operating revenues increased $10.8 million, or 15%, from $71.1 million in 1998 to $81.9 million in 1999. The increase was the result of strong customer growth in our strategic business segments.

  Wireless Communications Revenues. Wireless communications revenues increased $4.1 million, or 23%, from $17.6 million in 1998 to $21.7 million in 1999.

  . Digital and Analog Cellular, Paging and Voicemail Revenues. Revenues for digital and analog cellular, paging and voicemail increased $4.2 million, or 29%, from $14.7 million in 1998 to $18.9 million in 1999. These increases resulted primarily from digital and analog cellular access, toll, and roaming associated with 24% customer growth over 1998 and an increase in outside roaming minutes from other carriers' customers of 33% over 1998. ARPU increased 4%, from $28.49 in 1998 to $29.55 in 1999 due to a growing percentage of digital PCS subscribers as compared to analog subscribers.

  . Wireless Cable Revenues. Wireless cable revenues decreased $.2 million, or 7%, from $3.0 million in 1998 to $2.8 million in 1999. The decline in revenue was due to the limitation of both marketing efforts and installations to multiple-dwelling units in an effort to contain costs and capital associated with analog cable video services in this business segment.

  Wireline Communications Revenues. Wireline communications revenues increased $6.5 million, or 17%, from $37.6 million in 1998 to $44.1 million in 1999.

  . Telephone Revenues. Telephone revenues increased $.8 million, or 3%, from
    $30.5 million in 1998 to $31.3 million in 1999. These increases were primarily due to access line growth of 3% and revenue growth from advanced calling features of 7% in 1999. These increases were partially offset by slight decreases in toll and access rates.

  . Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage and CLEC operations increased $1.6 million, or 40%, from $4.0 million in 1998 to $5.6 million in 1999. This increase was the result of increased network usage and the roll-out of CLEC operations in four markets in the second half of 1998 and four additional markets in late 1999.

  . Internet Revenues. Revenues from Internet services increased $4.2 million, or 300%, from $1.4 million in 1998 to $5.6 million in 1999. This growth in Internet revenues comprised the largest single component of .wireline revenue growth in 1999 as we added a total of 37,700 subscribers during 1999, with total subscribers exceeding 45,200 by year-end. This was achieved from customer growth within our existing markets and growth through acquisitions. Internet pricing has remained relatively constant during 1999 and 1998.

  . Wireline Cable Revenues. Wireline cable revenues have remained relatively constant from 1998 to 1999, due to a decrease in the level of resources deployed to support these operations.

  Directory Assistance Revenues. Directory assistance revenues decreased $.9 million, or 7%, from $13.0 million in 1998 to $12.1 million in 1999. Call volumes declined 18% from 65.4 million calls in 1998 to 53.6 million calls in 1999. This was attributable to the impact of "call around plans" offered by large competitors compared to traditional directory assistance traffic being handled at our call centers without sufficient new business to off set the continued base business decline. Although volume declined 18% in 1999, the revenue decline was only 7%, due to the fact that an increasing percentage of the total call volume is from national directory assistance offerings that include higher service levels and higher unit prices.

  Other Communications Services Revenues. Other communications services revenues increased $1.1 million, or 38%, from $2.9 million in 1998 to $4.0 million in 1999. This increase was due primarily to an increase in rental charges to the Alliances for additional assets used by the Alliances but owned by us.

  Operating Expenses

  Total operating expenses increased $19.9 million, or 41%, from $48.5 million in 1998 to $68.4 million in 1999. Excluding the asset impairment charges discussed below, total operating expenses increased $16.0 million, or 33%, from $48.5 million in 1998 to $64.5 million in 1999. Of this increase, $9.5 million is from the wireline businesses, $8.4 million of which is from fiber optic network usage, CLEC and Internet services and $1.1 million is from other wireline related expenses. The $8.4 million increase is comprised primarily of $2.4 million from Virginia Internet acquisitions, $2.1 million primarily from Internet acquisition expenses related to our expansion into West Virginia, $2.5 million from CLEC rollout and expansion and $1.4 million from other related expenses. Operating expenses increased in wireless communications, directory assistance and other communications services by $4.5 million, $.9 million, and $1.0 million, respectively. Increases in wireless communications operating expenses included variable expenses, such as handset cost of sales, sales commissions, customer care, network access, and selling and advertising expenses. These expenses were consistent with revenue growth. Wireless communications access, selling and advertising expenses, as well as retail store and customer care costs, increased $1.3 million. The directory assistance increase was driven by transition related costs as this business transitioned to a structure to support significant growth in national directory assistance offerings. Lastly, other communications services operating costs and depreciation and amortization increased $1.0 million. These increases pertained to the increases in corporate assets owned by us and the related operating costs which were used by the Alliances, as discussed in the operating revenues section above, and increases in corporate infrastructure costs.

  Cost of Sales. Cost of sales increased $3.7 million, or 84%, from $4.4 million in 1998 to $8.1 million in 1999. Of this increase, $2.2 million relates to increased costs associated with network access, airtime and toll fees from our wireless operations. Additionally, equipment cost of goods sold increased $1.5 million from equipment subsidies which increased from $125.16 per unit in 1998 to $165.78 per unit in 1999. The increase in the per unit charge reflects a higher percentage of digital versus analog sales.

  Maintenance and Support Expenses. Maintenance and support expenses increased $5.8 million, or 54%, from $10.8 million in 1998 to $16.6 million in 1999. Of this total increase, $1.6 million relates to fiber optic network and CLEC services and $2.3 million relates to Internet services. These increases represent network and other plant related expense increases due to the geographic expansion and new costs from the acquired Internet businesses. The remaining $1.9 million was spread among all the other business segments. Increases in these segments were due to customer growth and start-up related costs.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased $2.1 million, or 20%, from $10.5 million in 1998 to $12.6 million in 1999. Of this increase, $1.0 million related to Internet services, $.5 million of which represents amortization of goodwill from acquired assets and $.5 million represents additional equipment and improvements to the related network plant and equipment. Other communications services depreciation increased $.5 million and telephone depreciation increased $.4 million. Other communications services depreciation increased primarily due to an increase in corporate facilities and back-office software upgrades. In addition, depreciation increased due to digital switching upgrades.

  Asset Impairment Charge. In addition to normal depreciation and amortization expense, we recognized a $4.0 million asset impairment charge, including a $2.7 million write-down of certain wireless analog cable assets and a $1.3 million write-off of software assets from an abandoned billing system due to a conversion to a single billing platform.

  Customer Operations Expense. Customer operations expense increased $3.7 million, or 23%, from $16.2 million in 1998 to $19.9 million in 1999. Retail store costs and customer care costs increased $1.1 million and $1.0 million, respectively, in 1999. This increase represents the geographic expansion of our retail presence with the opening of five stores in each of 1999 and 1998 and increase in the customer care costs to cover the significant new customer additions and the related larger overall customer base. In addition, directory assistance customer operations increased $.6 million, or 8%, despite a lower call volume. This is due to start-up and training costs associated with the shift to the national directory assistance products. In addition to the start-up costs, these product offerings have a higher level of service and related costs.

  Corporate Operations Expense. Corporate operations expense increased $.7 million, or 11%, from $6.5 million in 1998 to $7.2 million in 1999. This was due to acquired Internet businesses and other corporate infrastructure increases necessary to support our overall growth.

  Other Income (Expenses)

  Total other income (expenses), which was a net expense for 1998 and 1999, decreased $4.1 million, or 52%, from $7.9 million in 1998 to $3.8 million in 1999.

  Other expenses, principally interest, increased $.3 million, from $.6 million in 1998 to $.9 million in 1999. The increase in interest expense is due to additional borrowings under our lines of credit of $17.0 million.

  Equity income from RSA 5, our analog cellular limited partnership interest, remained unchanged in 1999 compared to 1998. Equity loss from the Alliances increased $4.9 million, or 75%, from $6.5 million in 1998 to $11.4 million in 1999. Including the Virginia Alliance wholesale PCS subscribers from our RSA 6 service area, the Alliances' subscribers increased 30,400, or 236%, from 12,900 at December 31, 1998 to 43,300 at December 31, 1999. Further information concerning the Alliances is contained in "Management's Discussions and Analysis of Financial Condition and Results of Operation" for each respective Alliance. After completion of our merger with R&B Communications, the Alliances will be accounted for on a consolidated basis.

  We recognized a $1.0 million impairment loss on our investment in ATEL at December 31, 1998. We concluded at that time that the decline in value was other than temporary given recent trading prices in the common stock and ATEL's financial condition and continued financial losses. However, in 1999, ATEL was purchased by Sprint Corp. and the investment was sold for a gain over the carrying value after write-downs of $7.6 million. Additionally, we sold our tower in Richmond, Virginia for a gain of $.7 million.

  Income Taxes

  Income taxes decreased $2.7 million, or 48%, from $5.6 million in 1998 to $2.9 million in 1999. There were two primary factors causing this change: (1) a decrease in the pre-tax income of $4.8 million and (2) a change in the effective tax rate from 40% in 1998 to 31% in 1999. The change in the effective tax rate was due to charitable contributions deductible for tax purposes at appreciated market values which were $1.5 million greater than the cost basis. In addition to this, we received tax credits totaling $.5 million for rehabilitation of a historic building in Winchester, Virginia, the location of our new directory assistance call center, and employment credits for exceeding certain new hire levels in our directory assistance business.

1998 Compared to 1997

  Overview

  EBITDA increased $4.5 million, or 16%, from $28.6 million in 1997 to $33.1 million in 1998. Operating income increased $3.2 million, or 17%, from $19.4 million in 1997 to $22.6 million in 1998.

  Strong customer growth in our PCS and analog cellular and paging operations of 30% and 33%, respectively, fueled the growth in our wireless operations. Operating results from our wireline operations reflect continued strong contributions from our telephone operations, led by 3% growth in access lines, 11% growth in access minutes and continued growth in calling features, an over 80% increase in Internet customers and effective cost control. Results from our directory assistance operations reflect the annualized revenue stream from 1997 contract expansions and operating efficiencies. Start-up costs associated with expansion into new markets and new service offerings reduced the year-to-year increases.

  Net income for 1998 was $8.5 million, which included a $1.0 million, $.6 million after tax, loss on the write-down of our investment in ATEL and equity losses from the Alliances of $6.5 million, $4.0 million after tax.

  Net income for 1997 was $12.2 million, which included a $5.1 million gain, $3.1 million after tax, on the sale of our investment in the Roanoke MSA Cellular Partnership, a $2.8 million, $1.7 million after tax, loss on write-down of our investment in ATEL and a $.8 million loss, $.5 million after tax, from our equity share of losses from the Alliances.

  Operating Revenues

  Operating revenues increased $10.4 million, or 17%, from $60.7 million in 1997 to $71.1 million in 1998. This increase was primarily due to a $4.2 million increase in wireless communication revenues, a $3.1 million increase in wireline communications revenues, a $2.4 million increase in directory assistance and revenues and a $.7 million increase in other communications services revenues.

  Wireless Communications Revenues. Wireless communications revenues in 1998 totaled $17.6 million, an increase of $4.2 million, or 31%, over 1997.

  . Digital and Analog Cellular, Paging and Voicemail Revenues. Revenues for digital and analog cellular, paging and voicemail increased $4.3 million, or 42%, from $10.3 million in 1997 to $14.6 million in 1998. These increases resulted primarily from digital and analog cellular access, toll, and roaming associated with 30% customer growth over 1997 and increased outside roaming traffic.

  . Wireless Cable Revenues. Wireless cable revenues decreased $.1 million, or 3%, from $3.1 million in 1997 to $3.0 million in 1998. The decline in revenue was due to limiting both marketing efforts and installations to multiple-dwelling units in an effort to contain costs and capital in this line of business.

  Wireline Communications Revenues. Wireline communications revenues increased $3.1 million, or 9%, from $34.5 million in 1997 to $37.6 million in 1998.

  . Telephone Revenues. Telephone revenues increased $1.7 million, or 6%, from $28.8 million in 1997 to $30.5 million in 1998. These increases were primarily due to access line growth of 3% in 1998 and revenue growth from custom calling features of 19% in 1998.

  . Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage and CLEC operations increased $.8 million, or 25%, from $3.2 million in 1997 to $4.0 million in 1998. This increase was due to expanded services that included competitive local telephone service and long distance.

  . Internet Revenues. Revenues from our wireline Internet services increased
    $.6 million, or 75%, from $.8 million in 1997 to $1.4 million in 1998. This growth is attributable to the over 80% increase in our Internet customer base as we added a total of 3,400 subscribers in 1998, with total subscribers of 7,500 by year-end, the introduction of our new DSL data service product and our overall emphasis to grow our Internet operations.

  . Wireline Cable Revenues. Wireline cable revenues have remained relatively constant from 1997 through 1998, due to a decrease in the level of resources deployed to support these operations.

  Directory Assistance Revenues. Directory assistance revenues increased $2.4 million, or 23%, from $10.5 million in 1997 to $12.9 million in 1998. During the first half of 1997, we commenced directory assistance services to AT&T customers seeking telephone numbers in New Jersey and Delaware. During August through October 1997, we expanded this service to encompass Pennsylvania. After considering these expansions, which only had a partial year impact in 1997, total call volume increased 10.4 million in 1998.

  Other Communications Services Revenues. Other communications services revenues increased $.7 million, or 30%, from $2.3 million in 1997 to $3.0 million in 1998, due primarily to services provided and assets leased to the Alliances.

  Operating Expenses

  Total operating expenses increased $7.2 million, or 17%, from $41.3 million in 1997 to $48.5 million in 1998. Growth in cellular and digital PCS subscribers contributed $3.8 million in operating expenses in 1998 from 1997. The introduction of competitive local telephone services and long distance and the resulting start-up related costs, coupled with the growth of our Internet services and the related commitment towards our Internet infrastructure, accounted for $1.8 million of the 1998 increase. Additionally, costs associated with increased directory assistance calling volume accounted for $1.1 million of the 1998 increase due to the annualized revenue from 1997 contract expansions and commencement of national directory assistance services. Finally, other communications services expenses increased $.5 million in 1998.

  Cost of Sales. Cost of sales increased $2.7 million, or 159%, from $1.7 million in 1997 to $4.4 million in 1998. Of this increase, $1.5 million was for roaming revenues. Roaming settlements between us and outside carriers was not billed in 1997. Equipment cost of sales increased $.8 million, in line with customer growth.

  Maintenance and Support Expense. Maintenance and support expense increased $1.1 million, or 11%, from $9.7 million in 1997 to $10.8 million in 1998. This increase resulted primarily from increased costs associated with subscriber additions and service enhancements for the underlying fiber optic network and support systems.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased $1.3 million, or 14%, from $9.2 million in 1997 to $10.5 million in 1998. This increase was a result of capital outlays to support continued business expansion primarily in our wireless operations and directory assistance.

  Customer Operations Expense. Customer operations expense increased $1.9 million, or 13%, from $14.3 million in 1997 to $16.2 million in 1998. Approximately $1.1 million of these 1998 increases related to the addition of personnel to our directory assistance business throughout 1997 to handle the calling volume from new contracts. Since these additional personnel were employed for less than a full year in 1997, as compared to a full year in 1998, the relative personnel expense was higher in 1998. Additionally, we experienced an increase in customer service and sales and marketing related costs of $.8 million in order to support our wireless communications growth and CLEC and Internet expansion.

  Corporate Operations Expenses. Corporate operations expenses remained relatively constant in 1998.

  Other Income (Expenses)

  Total other income (expenses) decreased $8.6 million from income of $.7 million in 1997 to an expense of $7.9 million in 1998.

  Other expenses, principally interest, decreased $.3 million, or 33%, from $.9 million in 1997 to $.6 million in 1998. The reduction in interest expense was primarily a result of the liquidation of mortgaged-backed securities used to satisfy cash flow needs in lieu of additional debt, and lower interest rates on line of credit debt facilities offset by an increase in investing activity. We capitalized interest on property under construction and the investments in the Alliances of $.8 million in each of 1997 and 1998.

  Interest and dividend income was down $.2 million, or 67%, from $.3 million in 1997 to $.1 million in 1998, due to the liquidation of mortgage-backed securities to support the continued growth in customer base and business expansion. Equity income from RSA 5, our analog cellular partnership interest, increased $.1 million, or 100%, to $.2 million in 1998. Additional information concerning the Alliances is contained in "Management's Discussed and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

  Equity loss from the Alliances totaled $6.5 million for 1998 compared to $.8 million in 1997. At the end of 1998, we had a 21% common ownership interest in the Virginia Alliance, which commenced operations in the fourth quarter of 1997, and a 45% common ownership in the West Virginia Alliance, which commenced operations in late 1998. The increase in equity loss from the Alliances was due to the full year of Virginia Alliance operations and the commencement of the West Virginia Alliance operations late in 1998.

  We recognized a $5.1 million gain on the sale of our 30% limited ownership interest in the Roanoke MSA Cellular Partnership to GTE Wireless in April 1997.

  We recognized a $1.0 and $2.8 million impairment loss on our investment in ATEL at December 31, 1998 and 1997, respectively. We concluded that the decline in value was other than temporary given recent trading prices in the common stock and ATEL's financial condition and continued financial losses.

  Income Taxes

  Income taxes decreased $1.8 million, or 24%, from $7.4 million in 1997 to $5.6 million in 1998. This decrease was attributable to a number of factors, the most significant of which was the recognition of approximately $6.5 million in losses sustained by the Alliances compared to only $.8 in 1997. These losses generated an increased tax benefit to us of approximately $2.2 million. Additionally, we recognized a one-time increase to tax expense of $2.0 million related to a gain on an investment sale in 1997. The 1998 tax reductions were offset by approximately $1.2 million of income taxes recognized by the $3.2 million increase in taxable income from operations. The 1997 increase was due to an increase in taxable income from operations, $2.0 million of taxes from the gain on the sale of the Roanoke MSA Cellular Partnership, offset partially by a $1.1 million tax benefit from the write-down of our investment in ATEL. The effective rate was 38% in 1997 and 40% in 1998, respectively.

Liquidity and Capital Resources

  We have funded our working capital requirements and capital expenditures from net cash provided from operating activities and borrowings under credit facilities. At March 31, 2000, we had $15.6 million in unused aggregate borrowings available under our existing credit facilities.

  Operating Cash Flows

  During the three months ended March 31, 2000, net cash provided by operating activities was $5.7 million. Principal changes in operating assets and liabilities included a change in income taxes from a receivable position in as of March 31, 1999 to a payable position of $3.3 million in the three months ended March 31, 2000, and accounts payable decreased to $1.5 million. The income tax change was a result of our share of taxable income associated with the sale of tower assets by the Alliances.

  During 1999, net cash provided by operating activities was $31.5 million. Principle changes in operating assets and liabilities included a $1.2 million increase in accounts receivable, a $1.3 million increase in income tax receivable, a $.4 million decrease in materials and supplies, a $2.2 million increase in accounts payable and a $.9 million increase in other current and accrued liabilities. The $1.2 million increase in accounts receivable was due to the timing of receipt from a significant customer and the overall sales growth. The $1.3 million increase in income tax receivable was due to quarterly estimated tax payments in the first half of 1999 based on interim results that, when projected, did not reflect the level of PCS losses from expansion and growth in Virginia and West Virginia. Materials and supplies decreased due to the strong retail sales at the end of 1999, which brought down our handset inventories below the prior year end levels. The $2.2 million increase in accounts payable related to higher overall purchasing volumes and timing of some significant capital equipment deliveries. The $.9 million increase in other accrued and current liabilities resulted from $.5 million in timing of certain directory assistance current payables and $.4 million in increased advance billings to customers, primarily due to the addition of the acquired Internet operations.

  Investing Cash Flows

  During the three months ended March 31, 2000, our investing activities included:

  . $7.7 million for the purchase of property and equipment, $4.1 million of which represents telephone, network and Internet circuit and network-related electronic equipment, $.5 million relates to building and landscape and $.4 million relates to billing software;

  . a $3.9 million investment in the Alliances;

  . a $2.0 million advance to the Alliances;

  . $3.2 million in proceeds from the sale of ten communications towers; and

  . $.7 million for the acquisition of customers and certain assets of Twin
    County Internet Access, an Internet company in Galax, Virginia and serving southwestern Virginia and northern North Carolina.

  During 1999, our investing activities included:

  . the investment of $36.7 million in property and equipment, including $9.5 million of which was for CLEC and fiber backbone capital expenditures, $5.2 million was for our new billing system and other software upgrades, $4.8 million for telephone plant upgrade and additions, $2.6 million for the purchase and renovation of the Winchester, Virginia property, $2.4 million for Internet related expenditures, and $12.2 million for various other expenditures.

  . $1.9 million in net repayments from the Alliances;

  . $5.3 million investment in the Alliances and PCS licenses;

  . $12.4 million in Internet acquisitions; and

  . $9.7 million in proceeds from the sales of our Richmond tower asset and ATEL investment.

  Financing Cash Flows

  During the three months ended March 31, 2000, net cash provided by financing activities consisted of $19.4 million of additional borrowing and $.4 million in proceeds from the exercise of stock options offset by $1.5 million in dividend payments and $12.7 million for the redemption of our senior notes.

  During 1999, net cash provided by financing activities aggregated $11.5 million, which included an aggregate of $17.0 million of long-term debt borrowings, offset by $6.0 million used to pay dividends.

  We had firm cash commitments relating to purchases of property and equipment of approximately $4.0 million to $6.0 million as of March 31, 2000.

  Forward-Looking Analysis

  After the completion of the Transactions, our liquidity needs will be influenced by numerous factors including:

  . significantly reduced or negative EBITDA that we expect to continue until at least into 2001, as a result of acquiring capital intensive businesses in their early stages and entering new markets;

  . increased capital expenditures to support planned PCS network growth and expansion, much of which is discretionary in nature, and to support planned customer growth;

  . our own continuing capital expenditures due to our ongoing strategy of offering our services in new markets, adding new products and services, and enhancing organic growth;

  . significant capital expenditures to become an integrated communications provider in many of our existing, newly acquired and other potential markets by offering a broader range of products and services;

  . capital expenditures for Richmond-Norfolk PCS and R&B Communications;

  . continued investment in the Alliances;

  . future acquisitions;

  . significantly increased interest expense; and

  . an escrow account shortfall of approximately $66 million in the event that we must redeem at 101% of their aggregate principal amount the debt securities that we expect to sell in a private transaction to fund a portion of the cash purchase price of Richmond-Norfolk PCS.

    After the completion of the Transactions, our liquidity sources will include:

  . cash flow from operations, if any;

  . approximately $91 million held in an escrow account to fund the first four interest payments on our debt securities;

  . $175.0 million available under our new credit facility subject to certain conditions;

  . public and private debt and equity markets;

  . disposition of additional non-core businesses and assets, such as additional cell towers received from Richmond-Norfolk PCS and wireline cable operations, and investments; and

  . interest on the escrow account.

  Assuming the completion of the Transactions, we expect capital expenditures for the last nine months of 2000 and for the year 2001 to be between $80 million to $100 million for each period. We expect these capital expenditures to be used to:

  . support continued expansion of CLEC and Internet access services;

  . add another building to support employee additions commensurate with the growth in digital PCS, Internet and CLEC customers; and

  . support the expansion of Richmond-Norfolk PCS' and R&B Communications' core businesses.

  Richmond-Norfolk PCS and the Alliances have substantially satisfied their FCC build-out requirements. Consequently, the expenditures above are generally discretionary, permitting us to maintain significant flexibility in our business plans and capital expenditures. Since these are generally discretionary expenditures, we cannot assure you when, if ever, these proposed uses will be initiated or completed.

  Based on our assumptions about the future of our operating results, our capital expenditure needs, many of which are discretionary, and the availability of borrowings under our new credit facility and our other sources of liquidity, we believe that we will have sufficient capital resources until we begin generating significant positive EBITDA. However, if any of our assumptions prove incorrect or if we make additional acquisitions, we may not have sufficient capital resources. If so, we may have to delay or abandon some of our anticipated capital expenditures and our ability to make interest and principal payments on our debt securities will be significantly impaired.

  Inflation

  We believe that inflation has not had, and will not have, a material adverse effect on our results of operations or financial condition.

Year 2000 Update

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, computer systems, voice and data networks, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  We addressed this issue with a plan centered around several key components:

  . system inventory;

  . third party confirmation;

  . internal systems review;

  . compliance implementation;

  . testing; and

  . contingency planning.

  Our year 2000 project was completed in the third quarter of 1999. The total year 2000 project costs were not material to our business operations or financial condition. We believe that our core systems are year 2000 compliant and we have not experienced significant problems relating to the year 2000 issue. However, in the event that unforeseen circumstances arise, we believe that our contingency plans will prevent significant year 2000 issues from having a material impact on the financial or operational results in future periods.

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